Exhibit 10.71

NALCO HOLDING COMPANY

AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

SIGN-ON RESTRICTED SHARES AGREEMENT

Kathryn Mikells

THIS AGREEMENT, is made effective as of the commencement date of your employment with Nalco Company, October 28, 2010 (the “Commencement Date”), between Nalco Holding Company (the “Company”) and Kathryn Mikells (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the Sign-On Restricted Shares provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

Cause: “Cause” shall mean:

(a) engaging in gross or willful misconduct (which includes insubordination) in the performance your duties or intentional failure to comply with a specific, written directive of the Chief Executive Officer, a supervisor or the Company’s Board of Directors, as reasonably determined by the Company’s Board of Directors;

(b) commission of a felony, perpetration of a fraud against the Company, or perpetration of a dishonest act, in the reasonable judgment of the Company’s Board of Directors;

(c) material breach of your employment agreement as reasonably determined by the Company’s Board of Directors, which is not cured with five (5) days of written notice to you;

(d) material violation of the Company’s policies and procedures, including, without limitation, the Nalco Holding Company Code of Ethical Business Conduct or Officers Ethics Code (copies of which shall be provided to you); or

(e) your failure to cooperate in any audit or investigation of the Company’s financial statements or reports and filings with the Securities and Exchange Commission, or the business practices of the Company or its direct or indirect subsidiaries.

Change of Control: “Change of Control” shall mean:

(a) a sale of assets representing fifty percent (50%) or more of the net book value and of the fair market value of the Company’s consolidated assets (in a single transaction or in a series of related transactions);

(b) a merger or consolidation involving the Company or Nalco Company after the completion of which: (i) in the case of a merger (other than a triangular merger) or a consolidation involving the Company, the shareholders of the Company immediately prior to the completion of such merger or consolidation beneficially own (within the meaning of Rule 13d-3) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or comparable successor rules), directly or indirectly, outstanding voting securities representing less than sixty percent (60%) of the combined voting power of the surviving entity in such merger or consolidation, and (ii) in the case of a triangular merger involving the Company or a subsidiary of the Company, the shareholders of the Company immediately prior to the completion of such merger beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules), directly or indirectly, outstanding voting securities representing less than sixty percent (60%) of the combined voting power of the surviving entity in such merger and less than sixty percent (60%) of the combined voting power of the parent of the surviving entity in such merger;

(c) an acquisition by any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions), other than any employee benefit plan, or related trust, sponsored or maintained by the Company or an affiliate of the Company and other than in a merger or consolidation of the type referred to in clause “(b)” above, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of outstanding voting securities of the Company representing more than thirty percent (30%) of the combined voting power of the Company (in a single transaction or series of related transactions);

(d) in the event that the individuals who, as of the Commencement Date, are members of the Company’s Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the Company’s Board of Directors. (If the election, or nomination for election by the Company’s shareholders, of any new member of the Board of Directors is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new member of the Board of Directors shall be considered as a member of the Incumbent Board.); or

(e) any other transaction or series of transactions that would have substantially the same effect as the change of control events described in (a) through (d) above.

Disability: “Disability” shall mean a long-term disability as then-defined under the Nalco Company long-term disability plan.

Expiration Date: “Expiration Date” shall mean the tenth anniversary of the Commencement Date.

Good Reason: “Good Reason” shall mean the following change in circumstances relating to your employment: (a) move of principal place of employment to a location 50 miles or more from the previous principal place of employment, (b) a reduction in either Base Salary or aggregate total compensation by more than 10%, (c) a material diminution in your authority, duties or responsibilities, or (d) a material breach by the Company of this offer letter or any of the related agreements hereto, including your Severance Agreement (each being a “Good Reason Event”). For purposes of claiming Good Reason, you must notify the Company within ninety (90) days of a claimed Good Reason Event that you intend to terminate your employment, and the Company shall have thirty (30) days from the time of such notice to cure the claimed Good Reason Event. You will be required to terminate employment within sixty (60) days following expiration of the cure period in order for your termination of employment to be on account of a Good Reason Event.

Plan: “Plan” shall mean the Nalco Holding Company Amended and Restated 2004 Stock Incentive Plan, as from time to time amended.

Shares: “Shares” shall refer to shares of Nalco Holding Company stock

Vested Shares: “Vested Shares” shall mean, at any time, the Sign-On Restricted Shares which has become vested, as described in Section 3 of this Agreement.

2. Grant of Sign-On Restricted Shares. The Company hereby grants to the Participant on the terms and conditions hereinafter set forth, 58,198 Restricted Shares, subject to adjustment as set forth in the Plan (the “Sign-On Restricted Shares”).

3. Vesting of the Sign-On Restricted Shares.

(a) Vesting of the Sign-On Restricted Shares. Subject to the Participant’s continued Employment with the Company, Nalco Company and its Affiliates, and except as provided in Sections 3(b), 3(c) or 3(d) below, the Sign-On Restricted Shares shall vest and become exercisable with respect to one-half of the Sign-On Restricted Shares on the third anniversary of the Commencement Date and with respect to the second one-half of the Sign-On Restricted Shares shall vest and become exercisable on the fifth anniversary of the Commencement Date.

(b) Change of Control. In the event of a Change of Control, and provided Participant continues to be employed by the Company, Nalco Company and its Affiliates on the date which is ninety days before the date of the Change of Control, the Restricted Shares which have not vested at the date of Change of Control event shall become immediately and fully vested on the date of the Change of Control event.

(c) Involuntary Termination. In the event that: (i) Participant’s employment with the Company, Nalco Company and its Affiliates is terminated for reasons that do not constitute Cause or (ii) Participant terminates her employment with the Company, Nalco Company and its

Affiliates that do not constitute Good Reason (either the “Involuntary Termination Date”), any portion of the Sign-On Restricted Shares which have not vested at that date of Involuntary Termination Date shall become immediately and fully vested on the Involuntary Date.

(d) Death or Disability. In the event of Participant’s death or Disability, then a prorated portion of the Sign-On Restricted Shares which have not at the vested on the date of such death or Disability shall become immediately vested on date of such death or Disability, prorated to reflect the actual service through such date as against the remaining portion of the vesting period.

(e) Termination of Employment. If the Participant’s Employment with the Company, Nalco Company and its Affiliates terminates for any reason, except as provided in Sections 3(b), 3(c) or 3(d) above, the Sign-On Restricted Shares, to the extent not then vested and exercisable, shall be immediately canceled by the Company without consideration.

4. Delivery of Restricted Shares.

(a) In General. The Company may note in its electronic stock registry (without the issuance of certificates) the Restricted Shares or units in the name of the Participant which shall bear a legend which shall provide that:

The shares of Nalco Holding Company are subject to the terms and restrictions of the Nalco Holding Company Amended and Restated 2004 Stock Incentive Plan and the Restricted Shares Agreement between the Participant and the Company (the “Grant Agreement”), such shares are subject to forfeiture, vesting conditions or cancellation under the terms of such Plan and the terms of the Grant Agreement under which the shares were issued, and such shares shall not be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated except pursuant to the provision of such Plan and the Grant Agreement, copies of which are available from the Secretary of Nalco Holding Company.

(b) Satisfaction of Conditions. If the described conditions are satisfied for the Sign-On Restricted Shares, prior to their cancellation or forfeiture and subject to the other terms and conditions stated herein, the Sign-On Restricted Shares shall become Vested Shares and the Company shall release any legend on such Sign-On Restricted Shares as related to such conditions.

c) Registration or Qualification. Notwithstanding any other provision of the Plan or this Agreement to the contrary, absent an available exemption to registration or qualification, the Sign-On Restricted Shares may not be delivered prior to the completion of any registration or qualification of the Sign-On Restricted or the Vested Shares to which they relate under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Board or the Company’s Compensation Committee (“Committee”) shall in its sole reasonable discretion determine to be necessary or advisable.

5. Legend on Vested Shares. The Vested Shares issued to the Participant upon the vesting of the Sign-On Restricted Shares shall be subject to such stop transfer orders and other restrictions as the Committee may deem reasonably advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable federal or state laws or the Company’s Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

6. Transferability. Unless otherwise determined by the Committee, Sign-On Restricted Shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

7. Withholding. The Company or its Affiliate shall have the right to withhold from any payment due or transfer made with respect to the Sign-On Restricted Shares or the Participant’s employment, any applicable withholding taxes in respect of the Restricted Shares or any payment or transfer with respect to the Sign-On Restricted Shares or under the Plan and to take such action as may be necessary in the option of the Company to satisfy all obligations for the payment of such taxes.

8. Securities Laws. Upon the acquisition of any Vested Shares pursuant to the vesting of the Sign-On Restricted Shares, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

9. Notices. Any notice under this Agreement shall be addressed to the Company in care of its General Counsel at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws.

11. Sign-On Restricted Shares Subject to the Plan. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Sign-On Restricted Shares and the Vested Shares received upon vesting are subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

12. No Rights Until Vesting. The Restricted Shares shall have no rights to dividends, voting or otherwise before vesting.

13. Confidential. This Agreement and all information related to this Agreement (the “Information”) shall be held in strict confidence by the Participant and may disclose by Participant only to a spouse and financial advisor. In the event of a disclosure of any Information by Participant, Participant’s spouse or Participant’s financial advisor, as determined in the reasonable discretion by the Company, the Restricted Shares (other than the Vested Shares) shall be forfeited.

12. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

Nalco Holding Company

By
Its

Participant